GE ANNOUNCES FIRST QUARTER 2021 RESULTS
Positioned to deliver on 2021 commitments and long-term profitable growth
•Total orders $17.0B, (13)%; organic orders (8)%
•Total revenues (GAAP) $17.1B, (12)%; Industrial organic revenues* $16.0B, (10)%
•Industrial profit margin (GAAP) of 2.3%, (3,260) bps; adjusted Industrial profit margin* 5.1%, (40) bps, +110 bps organically
•Continuing EPS (GAAP) of $0.00, $(0.70); adjusted EPS* $0.03, +$0.01
•GE Industrial CFOA (GAAP) $(0.5)B, +$1.2B; GE Industrial free cash flow* $(0.8)B, +$1.7B, excluding BioPharma

BOSTON — April 27, 2021 — GE (NYSE:GE) announced results today for the first quarter ending March 31, 2021.

GE Chairman and CEO H. Lawrence Culp, Jr. said, “I am proud of the GE team's solid first quarter results, despite a still difficult environment for Aviation. We are improving our cash performance and profitability with Industrial free cash flow growth of $1.7 billion year-over-year, excluding BioPharma, and organic margin expansion across all segments, except Aviation. This continued progress sets us up well to deliver on our 2021 commitments.”

Culp added, “Our recent GECAS transaction serves as an important catalyst in our transformation to a more focused, simpler, and stronger industrial company. At the same time, our businesses are building momentum by accelerating our lean and decentralization efforts. We are shifting more toward offense and capturing opportunities in the energy transition, precision health, and future of flight. I am confident we are well positioned to drive profitable growth, achieving high single digit free cash flow margins over time and creating long-term value for shareholders.”

GE continues to build momentum on a stronger foundation:

•Simplifying and strengthening GE: The recently announced GECAS and AerCap transaction focuses GE on its industrial core and provides cash and a meaningful equity stake for further upside and flexibility as the aviation industry recovers. GE expects to use the proceeds from the transaction to further reduce debt for a total reduction of more than $70 billion since the end of 2018.

•Accelerating lean & decentralization: GE’s lean transformation is scaling company-wide, driving sustainable performance, including improved safety, quality, delivery, and cost, as well as high-quality revenue and cultural change. Coupled with significant decentralization efforts, GE is enabling improvement at deeper levels of the organization across nearly 30 P&Ls to drive greater accountability and move action closer to customers.

•Investing in technology and serving customers: Driving organic growth efforts through new product introductions and services capabilities. Recent wins across our portfolio include:

◦Energy transition: Secured largest combined Onshore Wind project in Renewable Energy’s history, consisting of more than 530 turbines for the 1.5GW North Central Wind Energy Facilities in Oklahoma. Began first commercial operation of Gas Power’s 9HA.02 gas turbine, the world’s largest and most efficient gas turbine, at Southern Power Generation’s 1.4GW plant in Malaysia.

* Non-GAAP Financial Measure

◦Precision health: Launched new, innovative solutions to support clinicians treating patients at the point-of-care, assisting clinicians fighting COVID-19. Vscan Air™, a wireless, pocket-sized ultrasound with whole-body scanning capabilities, delivers high-quality images directly to the clinician enabling sharing with patients in real-time. Also launched Venue Fit™, a simplified, compact, intuitive ultrasound, as well as an industry-first AI offering for cardiac imaging and a tool to display lung abnormalities on the Venue™ and Venue Go™.

◦Future of flight: Secured agreements from Southwest Airlines for CFM International’s LEAP-1B engines to power 100 Boeing 737 MAX 7 aircraft, along with a long-term services agreement, and Scandinavian Airlines for CFM's LEAP-1A engines to power 35 additional A320neo family aircraft, also with a long-term services agreement, valued at $2.9 billion. CFM's LEAP engines reduce fuel consumption by 15% compared to CFM56 engines.

Total Company Results
We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 9-14 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended March 31
Dollars in millions; per-share amounts in dollars and diluted	2021	2020	Year on Year
GAAP Metrics
GE Industrial Cash from Operating Activities (CFOA)	$(491)	$(1,662)	70%
Continuing EPS	0.00	0.70	U
Net EPS	(0.33)	0.70	U
Total Revenues	17,118	19,490	(12)%
GE Industrial Profit Margin	2.3%	34.9%	(3,260) bps
Non-GAAP Metrics
GE Industrial Free Cash Flows (FCF)	$(845)	$(2,207)	62%
Adjusted EPS-a)	0.03	0.02	50%
GE Industrial Organic Revenues	16,023	17,770	(10)%
Adjusted GE Industrial Profit-b)	828	1,032	(20)%
Adjusted GE Industrial Profit Margin-b)	5.1%	5.5%	(40) bps
(a- Excludes non-operating benefit costs, gains (losses), restructuring & other charges, and a GE Capital tax loss
(b- Excludes interest and other financial charges, non-op benefit costs, gains (losses), and restructuring & other charges

* Non-GAAP Financial Measure

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Power

	Three months ended March 31
(in millions)	2021	2020	Year on Year
Orders	$3,633	$4,111	(12)%
Revenues	3,921	4,025	(3)%
Segment Profit/(Loss)	(87)	(131)	34%
Segment Profit/(Loss) Margin	(2.2)%	(3.3)%	110 bps
Orders of $3.6 billion were down 12% reported and organically. At Gas Power, equipment orders were down, driven by the non-repeat of a large turnkey order, partially offset by service orders growth. We booked 18 gas turbine orders, up 9 year-over-year. Power Portfolio orders were down as we continue to exit the new build coal business. Revenues of $3.9 billion were down 3% reported and 4% organically*. Gas Power revenues were down 1% reported and 2% organically*, driven by significantly lower turnkey projects, partially offset by services, which were up 13% reported and organically*, as we saw strong transactional backlog execution and higher outages. Power Portfolio revenues were down 6% reported and 9% organically*, driven by Steam, despite growth at both Power Conversion and Nuclear. Segment margin, while negative reported, expanded 110 basis points organically*, largely due to the positive mix from services volume coupled with a 7% reduction in fixed costs* at Gas Power.

Renewable Energy

	Three months ended March 31
(in millions)	2021	2020	Year on Year
Orders	$3,515	$3,068	15%
Revenues	3,248	3,194	2%
Segment Profit/(Loss)	(234)	(327)	28%
Segment Profit/(Loss) Margin	(7.2)%	(10.2)%	300 bps
Orders of $3.5 billion were up 15% reported and 13% organically, primarily driven by a large High-Voltage Direct Current (HVDC) order at Grid. Orders at Onshore Wind and Offshore Wind also increased in the quarter with significant growth at Onshore Wind services. Revenues of $3.2 billion were up 2% reported and flat organically*. In Onshore Wind, equipment was higher with more than 760 new units delivered in the quarter. Onshore Wind services were down as we did not deliver any repower upgrades, though excluding repower, services were up. Offshore Wind grew by executing EDF’s 6MW PBG project in Saint-Nazaire, France, partially offset by lower revenue at Grid. Segment margin was negative reported but expanded by 310 basis points organically*, primarily from cost productivity and execution in Onshore Wind. In Grid and Hydro, cost out and better project execution more than offset the incremental restructuring expenses.

Aviation

	Three months ended March 31
(in millions)	2021	2020	Year on Year
Orders	$5,491	$7,448	(26)%
Revenues	4,992	6,892	(28)%
Segment Profit/(Loss)	641	1,003	(36)%
Segment Profit/(Loss) Margin	12.8%	14.6%	(180) bps
Orders of $5.5 billion were down 26% reported and organically amid ongoing pandemic-related challenges. Commercial Services orders were down 41% but improved sequentially from down 52% in fourth quarter of 2020, while Commercial Engines orders were down 9%. Revenues of $5.0 billion were down 28% reported and 27% organically*, with Commercial Engines down 25% reported and Commercial Services down 40% reported, driven by lower spare parts sales and shop visits. Military was flat due to favorable equipment mix, despite 50 lower unit shipments. Segment margin of 13% reported contracted by 200 basis points organically*, but margin expanded by 320 basis points reported sequentially as cost actions continue.

* Non-GAAP Financial Measure

Healthcare

	Three months ended March 31
(in millions)	2021	2020	Year on Year
Orders	$4,472	$5,292	(15)%
Revenues	4,308	4,727	(9)%
Segment Profit/(Loss)	698	867	(19)%
Segment Profit/(Loss) Margin	16.2%	18.3%	(210) bps
Orders of $4.5 billion were down 15% reported and up 5% organically. Healthcare Systems (HCS) orders were up 5% organically, with growth across equipment and services, including Imaging and Ultrasound improving double digits. Life Care Solutions (LCS) orders were down as pandemic-related demand softened. Pharmaceutical Diagnostics (PDx) orders grew 7% with CT screening for cardiac disease and routine oncology and neurology screening returning to pre-pandemic levels. Revenues of $4.3 billion were down 9% reported and up 7% organically* with HCS and PDx both up. Notably, Ultrasound demand was strong with growth across most regions and all product lines. At PDx, elective procedures returned to pre-pandemic levels. Segment margin was down by 210 basis points reported but expanded by 270 basis points organically* driven by profitable growth and continued cost reduction.

GE Capital

	Three months ended March 31
(in millions)	2021	2020	Year on Year
Capital continuing operations	$(172)	$(187)	8%
Discontinued operations	(2,894)	(7)	U
GE Capital Earnings	$(3,066)	$(194)	U

(in billions)	March 31, 2021	December 31, 2020	Variance
GE Capital continuing operations assets	$71.7	$77.7	$(6.0)
Continuing operations generated a net loss of $0.2 billion. Adjusted continuing operations generated a net loss of $0.1 billion* in the quarter, up $0.1 billion from the same period last year. This was primarily due to favorable Insurance claims and investment performance, as well as favorable tax; partially offset by lower EFS gains.

Discontinued operations generated a net loss of $2.9 billion. In connection with the signing of the GECAS transaction agreement with AerCap, GECAS was moved into discontinued operations and recorded a net loss of $2.6 billion, which includes a loss on sale of $2.8 billion from the AerCap transaction, offset by about $0.2 billion of earnings. In addition, we recorded charges of $0.3 billion in our run-off Polish mortgage portfolio, reflecting estimates with respect to ongoing litigation as well as market yields.

GE Capital continuing operations ended the quarter with $71.7 billion of assets, including $9.4 billion of liquidity.

* Non-GAAP Financial Measure

2021 Outlook
GE reiterated its total company outlook for full-year 2021:

•GE Industrial revenues* to grow organically in the low-single-digit range.
•Adjusted GE Industrial profit margin* to expand organically by 250-plus basis points.
•Adjusted earnings per share* of $0.15 to $0.25.
•GE Industrial free cash flow* of $2.5 billion to $4.5 billion.

Effective April 1, GE discontinued the majority of our factoring programs. The expected Industrial CFOA impact will be about $3.5 billion to $4 billion with the majority felt in the second quarter, which will be excluded from our Industrial free cash flow reporting. Combined with the $800 million reported cash impact in the first quarter from normal course activity, this equates to a $4 billion to $5 billion cash range as described at the 2021 Outlook meeting in March.

* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE Industrial			GE Capital
Three months ended March 31	2021	2020	V%	2021	2020	V%	2021	2020	V%

Sales of goods and services	$16,316	$18,791	(13)%	$16,329	$18,845	(13)%	$—	$—	—%
GE Capital revenues from services	803	699		—	—		878	837
Total revenues	17,118	19,490	(12)%	16,329	18,844	(13)%	878	837	5%

Cost of sales	12,538	14,426		12,546	14,475		5	5
Selling, general and administrative expenses	2,891	3,061		2,766	2,949		116	149
Research and development	561	723		561	723		—	—
Interest and other financial charges	500	561		268	370		291	271
Insurance liabilities and annuity benefits	555	636		—	—		567	653
Non-operating benefit costs	430	618		433	616		(3)	2
Other costs and expenses	32	25		—	—		42	33
Total costs and expenses	17,506	20,051	(13)%	16,574	19,133	(13)%	1,018	1,113	(9)%

Other income	626	6,869		623	6,874		—	—

Earnings (loss) from continuing operations before income taxes	238	6,308	(96)%	378	6,585	(94)%	(140)	(277)	49%
Benefit (provision) for income taxes	(142)	(54)		(148)	(187)		6	133
Earnings (loss) from continuing operations	97	6,254	(98)%	230	6,398	(96)%	(134)	(144)	7%
Earnings (loss) from discontinued operations, net of taxes	(2,894)	(21)		—	(14)		(2,894)	(7)
Net earnings (loss)	(2,798)	6,233	U	230	6,384	(96)%	(3,028)	(151)	U
Less net earnings (loss) attributable to noncontrolling interests	5	34		7	34		(2)	—
Net earnings (loss) attributable to the Company	(2,802)	6,199	U	223	6,350	(96)%	(3,025)	(151)	U
Preferred stock dividends	(72)	(43)		(31)	—		(41)	(43)
Net earnings (loss) attributable to GE common shareholders	$(2,874)	$6,156	U	$192	$6,350	(97)%	$(3,066)	$(194)	U
Amounts attributable to GE common shareholders:
Earnings (loss) from continuing operations	$97	$6,254	(98)%	$230	$6,398	(96)%	$(134)	$(144)	7%
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	5	36		7	36		(2)	—
Earnings (loss) from continuing operations attributable to the Company	92	6,218	(99)%	223	6,362	(96)%	(131)	(144)	9%
Preferred stock dividends	(72)	(43)		(31)	—		(41)	(43)
Earnings (loss) from continuing operations attributable to GE common shareholders	20	6,175	(100)%	192	6,362	(97)%	(172)	(187)	8%
Earnings (loss) from discontinued operations, net of taxes	(2,894)	(21)		—	(14)		(2,894)	(7)
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	—	(2)		—	(2)		—	—
Net earnings (loss) attributable to GE common shareholders	$(2,874)	$6,156	U	$192	$6,350	(97)%	$(3,066)	$(194)	U

Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$—	$0.70	U
Basic earnings (loss) per share	$—	$0.70	U
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$(0.33)	$0.70	U
Basic earnings (loss) per share	$(0.33)	$0.70	U
Total average equivalent shares
Diluted	8,807	8,749	1%
Basic	8,772	8,742	—%
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
SUMMARY OF REPORTABLE SEGMENTS (UNAUDITED)
	Three months ended March 31
(Dollars in millions)	2020	2019	V%

Power	$3,921	$4,025	(3)%
Renewable Energy	3,248	3,194	2%
Aviation	4,992	6,892	(28)%
Healthcare	4,308	4,727	(9)%
Capital	878	837	5%
Total segment revenues(a)	17,346	19,675	(12)%
Corporate items and eliminations	(228)	(185)	(23)%
Consolidated revenues	$17,118	$19,490	(12)%

Power	$(87)	$(131)	34%
Renewable Energy	(234)	(327)	28%
Aviation	641	1,003	(36)%
Healthcare	698	867	(19)%
Capital	(172)	(187)	8%
Total segment profit (loss)(a)	847	1,224	(31)%
Corporate items and eliminations	52	6,123	(99)%
GE Industrial interest and other financial charges	(268)	(370)	28%
GE Industrial non-operating benefit costs	(433)	(616)	30%
GE Industrial benefit (provision) for income taxes	(148)	(187)	21%
Earnings (loss) from continuing operations attributable to GE common shareholders	20	6,175	U
Earnings (loss) from discontinued operations, net of taxes	(2,894)	(21)	U
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	—	(2)	F
Earnings (loss) from discontinued operations, net of tax and noncontrolling interest	(2,894)	(19)	U
Consolidated net earnings (loss) attributable to the GE common shareholders	$(2,874)	$6,156	U
(a)Segment revenues include sales of products and services related to the segment. Segment profit excludes results reported as discontinued operations, significant, higher-cost restructuring programs and other charges, the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Segment profit excludes or includes interest and other financial charges, non-operating benefit costs, income taxes, and preferred stock dividends according to how a particular segment's management is measured – excluded in determining segment profit for Power, Renewable Energy, Aviation and Healthcare; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital. Other income is included in segment profit for the industrial segments. Certain corporate costs, such as those related to shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs is allocated based on each segment's relative net cost of operations.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY STATEMENT OF FINANCIAL POSITION (UNAUDITED)
	Consolidated		GE Industrial		GE Capital
	March 31	December 31	March 31	December 31	March 31	December 31
(Dollars in millions)	2021	2020	2021	2020	2021	2020
Cash, cash equivalents and restricted cash(a)(b)(c)	$31,783	$36,530	$22,361	$23,209	$9,422	$13,322
Investment securities	6,741	7,319	6,741	7,319	—	—
Current receivables	15,381	16,691	12,418	13,442	—	—
Financing receivables – net	306	326	—	—	3,738	4,172
Inventories, including deferred inventory costs	16,530	15,890	16,530	15,890	—	—
Other GE Capital receivables	1,339	1,549	—	—	2,260	3,280
Receivable from GE Capital	—	—	1,784	2,432	—	—
Current contract assets	5,821	5,764	5,821	5,764	—	—
All other current assets	1,376	1,109	1,062	835	518	543
Assets of discontinued operations	33,922	—	—	—	33,922	—
Current assets	113,198	85,180	66,716	68,892	49,860	21,317

Investment securities	40,786	42,549	32	36	40,756	42,515
Financing receivables – net	—	—	—	—	—	—
Other GE Capital receivables	4,634	4,661	—	—	5,077	5,076
Property, plant and equipment – net	16,296	16,699	16,039	16,433	261	271
Receivable from GE Capital(d)(e)	—	—	16,577	16,780	—	—
Goodwill	25,320	25,524	25,320	25,524	—	—
Other intangible assets – net	9,395	9,671	9,358	9,632	37	39
Contract and other deferred assets	5,985	5,888	5,985	5,921	—	—
All other assets	12,308	11,038	7,952	7,948	4,617	3,354
Deferred income taxes	14,232	14,253	9,209	9,154	5,023	5,099
Assets of discontinued operations	3,009	40,749	132	144	2,876	40,587
Total assets	$245,164	$256,211	$157,321	$160,462	$108,507	$118,257

Short-term borrowings(e)	$4,468	$4,713	$535	$918	$2,426	$1,963
Short-term borrowings assumed by GE(d)	—	—	1,784	2,432	1,784	2,432
Accounts payable and equipment project accruals	16,090	16,458	15,839	16,380	841	918
Progress collections and deferred income	17,993	18,371	17,993	18,371	—	—
All other current liabilities	14,139	15,071	13,508	14,131	1,507	2,288
Liabilities of discontinued operations	4,991	—	—	—	4,991	—
Current liabilities	57,681	54,613	49,659	52,232	11,549	7,602

Deferred income	1,748	1,801	1,748	1,801	—	—
Long-term borrowing(e)	66,890	70,189	19,174	19,428	27,962	30,803
Long-term borrowings assumed by GE(d)	—	—	19,754	19,957	16,577	16,780
Insurance liabilities and annuity benefits	39,562	42,191	—	—	40,004	42,565
Non-current compensation and benefits	29,104	29,677	28,769	29,291	327	379
All other liabilities	14,821	15,484	14,586	15,072	363	539
Liabilities of discontinued operations	204	5,182	125	139	79	5,058
GE shareholders’ equity	33,585	35,552	22,113	21,179	11,472	14,373
Noncontrolling interests	1,568	1,522	1,393	1,363	175	159
Total liabilities and equity	$245,164	$256,211	$157,321	$160,462	$108,507	$118,257
(a)Excluded $1.7 billion and $0.5 billion at March 31, 2021 and December 31, 2020, respectively, in GE Capital insurance entities, which is subject to regulatory restrictions. This balance is included in All other assets.
(b)GE Capital cash, cash equivalents and restricted cash totaled $9.4 billion at March 31, 2021, including $0.2 billion which was subject to regulatory restrictions. Under the terms of an agreement between GE Capital and GE Industrial, GE Capital has the right to compel GE Industrial to borrow under the $15.0 billion unused back-up revolving syndicated credit facility. Under this agreement, GE Industrial would transfer the proceeds to GE Capital as intercompany loans, which would be subject to the same terms and conditions as those between GE Industrial and the lending banks. GE Capital has not exercised this right.
(c)Balance included consolidated restricted cash of $0.4 billion at both March 31, 2021 and December 31, 2020. GE Industrial restricted cash was $0.4 billion at both March 31, 2021 and December 31, 2020, and GE Capital restricted cash was insignificant at both March 31, 2021 and December 31, 2020.
(d)At March 31, 2021, the remaining GE Capital borrowings that had been assumed by GE Industrial as part of the GE Capital Exit Plan was $21.5 billion, for which GE Industrial has an offsetting receivable from GE Capital of $18.4 billion. The difference of $3.2 billion represents the amount of borrowings GE Capital has funded with available cash to GE Industrial via an intercompany loan in lieu of issuing borrowings externally.
(e)At March 31, 2021, total GE Industrial borrowings is comprised of GE Industrial-issued borrowings of $19.7 billion and the $3.2 billion of borrowings from GE Capital as described in note (d) above for a total of $22.9 billion.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically GE Industrial organic revenues by segment; GE Industrial organic revenues, Gas Power organic revenues; Gas Power organic equipment and services revenues, and Power Portfolio organic revenues, (2) costs, specifically Gas Power fixed costs, (3) profit, specifically GE Industrial organic profit and profit margin by segment; Adjusted GE Industrial profit and profit margin (excluding certain items); Adjusted earnings (loss); and Adjusted earnings (loss) per share (EPS), (4) cash flows, specifically GE Industrial free cash flows (FCF) and GE Industrial FCF excluding BioPharma FCF, and (5) outlook, specifically 2021 Adjusted EPS; and 2021 GE Industrial free cash flows.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(Dollars in millions)	Revenues			Segment profit (loss)			Profit margin
Three months ended March 31	2021	2020	V%	2021	2020	V%	2021	2020	V pts

Power (GAAP)	$3,921	$4,025	(3)%	$(87)	$(131)	34%	(2.2)%	(3.3)%	1.1pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	15		—	2
Less: foreign currency effect	63	—		(1)	—
Power organic (Non-GAAP)	$3,858	$4,009	(4)%	$(86)	$(133)	35%	(2.2)%	(3.3)%	1.1pts

Renewable Energy (GAAP)	$3,248	$3,194	2%	$(234)	$(327)	28%	(7.2)%	(10.2)%	3pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	24		—	(4)
Less: foreign currency effect	90	—		(10)	—
Renewable Energy organic (Non-GAAP)	$3,157	$3,169	—%	$(224)	$(323)	31%	(7.1)%	(10.2)%	3.1pts

Aviation (GAAP)	$4,992	$6,892	(28)%	$641	$1,003	(36)%	12.8%	14.6%	(1.8)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	25		—	(17)
Less: foreign currency effect	10	—		—	—
Aviation organic (Non-GAAP)	$4,982	$6,868	(27)%	$641	$1,020	(37)%	12.9%	14.9%	(2)pts

Healthcare (GAAP)	$4,308	$4,727	(9)%	$698	$867	(19)%	16.2%	18.3%	(2.1)pts
Less: acquisitions	18	(21)		8	(6)
Less: business dispositions	—	865		—	380
Less: foreign currency effect	120	—		48	—
Healthcare organic (Non-GAAP)	$4,170	$3,884	7%	$643	$493	30%	15.4%	12.7%	2.7pts

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe presenting organic revenues* and organic profit* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

*Non-GAAP Financial Measure

GE INDUSTRIAL ORGANIC REVENUES (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2021	2020	V%
GE Industrial revenues (GAAP)	$16,329	$18,844	(13)%
Less: acquisitions	18	(21)
Less: business dispositions	—	1,095
Less: foreign currency effect	288	—
GE Industrial organic revenues (Non-GAAP)	$16,023	$17,770	(10)%

GAS POWER ORGANIC REVENUES (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2021	2020	V%
Gas Power revenues (GAAP)	$2,829	$2,859	(1)%
Less: acquisitions	—	—
Less: business dispositions	—	—
Less: foreign currency effect	15	—
Gas Power organic revenues (Non-GAAP)	$2,814	$2,859	(2)%

GAS POWER EQUIPMENT AND SERVICES ORGANIC REVENUES (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2021	2020	V%
Gas Power equipment revenues (GAAP)	$834	$1,095	(24)%
Less: acquisitions	—	—
Less: business dispositions	—	—
Less: foreign currency effect	9	—
Gas Power equipment organic revenues (Non-GAAP)	$824	$1,095	(25)%

Gas Power services revenues (GAAP)	$1,995	$1,764	13%
Less: acquisitions	—	—
Less: business dispositions	—	—
Less: foreign currency effect	6	—
Gas Power services organic revenues (Non-GAAP)	$1,989	$1,764	13%

POWER PORTFOLIO ORGANIC REVENUES (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2021	2020	V%
Power Portfolio revenues (GAAP)	$1,091	$1,165	(6)%
Less: acquisitions	—	—
Less: business dispositions	—	15
Less: foreign currency effect	47	—
Power Portfolio organic revenues (Non-GAAP)	$1,044	$1,150	(9)%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

GAS POWER FIXED COSTS (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2021	2020	V%
Gas Power total costs and expenses (GAAP)	$2,781	$2,887	(4)%
Less: Gas Power variable costs (Non-GAAP)	2,140	2,201
Gas Power fixed costs (Non-GAAP)	$641	$686	(7)%

We believe that fixed costs* is a meaningful measure as it is broader than selling, general and administrative costs and represents the costs in the segments that generally do not vary with volume. Segment variable costs* are those costs within our industrial segments that vary with volume. The most significant variable costs would be material and direct labor costs incurred to produce our products and deliver our services that are recorded in the Statement of Earnings line items of cost of goods and cost of services sold.

*Non-GAAP Financial Measure

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN	Three months ended March 31
(EXCLUDING CERTAIN ITEMS) (NON-GAAP) (Dollars in millions)	2021	2020	V%
GE Industrial total revenues (GAAP)	$16,329	$18,844	(13)%

Costs
GE Industrial total costs and expenses (GAAP)	$16,574	$19,133	(13)%
Less: GE Industrial interest and other financial charges	268	370
Less: non-operating benefit costs	433	616
Less: restructuring & other	113	143
Add: noncontrolling interests	7	36
Adjusted GE Industrial costs (Non-GAAP)	$15,767	$18,040	(13)%

Other Income
GE Industrial other income (GAAP)	$623	$6,874	(91)%
Less: unrealized gains (losses)	509	(5,794)
Less: restructuring & other	7	—
Less: gains (losses) and impairments for disposed or held for sale businesses	(159)	12,439
Adjusted GE Industrial other income (Non-GAAP)	$266	$228	17%

GE Industrial profit (GAAP)	$378	$6,585	(94)%
GE Industrial profit margin (GAAP)	2.3%	34.9%	(3,260) bps

Adjusted GE Industrial profit (Non-GAAP)	$828	$1,032	(20)%
Adjusted GE Industrial profit margin (Non-GAAP)	5.1%	5.5%	(40) bps

We believe that adjusting industrial profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses), unrealized gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities.

ADJUSTED GE INDUSTRIAL ORGANIC PROFIT (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2021	2020	V%
Adjusted GE Industrial profit (Non-GAAP)	$828	$1,032	(20)%
Less: acquisitions	8	9
Less: business dispositions	—	366
Less: foreign currency effect	43	—
Adjusted GE Industrial organic profit (Non-GAAP)	$777	$657	18%

Adjusted GE Industrial profit margin (Non-GAAP)	5.1%	5.5%	(40) bps
Adjusted GE Industrial organic profit margin (Non-GAAP)	4.8%	3.7%	(110) bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2021	2020	V%
Consolidated earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$18	$6,158	(100)%
Add: Accretion of redeemable noncontrolling interests (RNCI)	2	—
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	(172)	(187)
GE Industrial earnings (loss) (Non-GAAP)	$192	$6,345	(97)%
Non-operating benefits costs (pre-tax) (GAAP)	(433)	(616)
Tax effect on non-operating benefit costs	91	129
Less: non-operating benefit costs (net of tax)	(342)	(487)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	(159)	12,439
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	33	(1,265)
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	(126)	11,174
Restructuring & other (pre-tax)	(106)	(143)
Tax effect on restructuring & other	22	30
Less: restructuring & other (net of tax)	(84)	(114)
Unrealized gains (losses) (pre-tax)	509	(5,794)
Tax on unrealized gains (losses)	(152)	1,096
Less: unrealized gains (losses) (net of tax)	357	(4,697)
Accretion of RNCI (pre-tax)	2	—
Tax effect on accretion of RNCI	—	—
Less: Accretion of RNCI (net of tax)	2	—
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$384	$469	(18)%

GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$(172)	$(187)	8%
Less: GE Capital tax benefit related to BioPharma sale	—	88
Less: GE Capital tax loss related to GECAS sale	(44)	—
Adjusted GE Capital earnings (loss) (Non-GAAP)	$(129)	$(275)	53%

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$384	$469	(18)%
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	(129)	(275)	53%
Adjusted earnings (loss) (Non-GAAP)	$256	$194	32%

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS)	Three months ended March 31
(NON-GAAP)	2021	2020	V%
Consolidated EPS from continuing operations attributable to GE common shareholders (GAAP)	$—	$0.70	U
Add: Accretion of redeemable noncontrolling interests (RNCI)	—	—
Less: GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	(0.02)	(0.02)
GE Industrial EPS (Non-GAAP)	$0.02	$0.73	(97)%
Non-operating benefits costs (pre-tax) (GAAP)	(0.05)	(0.07)
Tax effect on non-operating benefit costs	0.01	0.01
Less: non-operating benefit costs (net of tax)	(0.04)	(0.06)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	(0.02)	1.42
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	—	(0.14)
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	(0.01)	1.28
Restructuring & other (pre-tax)	(0.01)	(0.02)
Tax effect on restructuring & other	—	—
Less: restructuring & other (net of tax)	(0.01)	(0.01)
Unrealized gains (losses) (pre-tax)	0.06	(0.66)
Tax on unrealized gains (losses)	(0.02)	0.13
Less: unrealized gains (losses) (net of tax)	0.04	(0.54)
Accretion of RNCI (pre-tax)	—	—
Tax effect on accretion of RNCI	—	—
Less: Accretion of RNCI (net of tax)	—	—
Adjusted GE Industrial EPS (Non-GAAP)	$0.04	$0.05	(20)%

GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	$(0.02)	$(0.02)	—%
Less: GE Capital tax benefit related to BioPharma sale	—	0.01
Less: GE Capital tax loss related to GECAS sale	—	—
Adjusted GE Capital EPS (Non-GAAP)	$(0.01)	$(0.03)	67%

Adjusted GE Industrial EPS (Non-GAAP)	$0.04	$0.05	(20)%
Add: Adjusted GE Capital EPS (Non-GAAP)	(0.01)	(0.03)	67%
Adjusted EPS (Non-GAAP)	$0.03	$0.02	50%
Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost of our pension and other benefit plans are included in adjusted earnings (loss)*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance, and we manage these separately from the operational performance of our businesses. Gains (losses), unrealized gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities. We believe that the retained costs in Adjusted earnings (loss)* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We believe that presenting Adjusted Industrial earnings (loss)* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

GE INDUSTRIAL FREE CASH FLOWS (FCF) AND GE INDUSTRIAL FCF EXCLUDING BIOPHARMA FCF (NON-GAAP)	Three months ended March 31
(In millions)	2021	2020	V$
GE Industrial CFOA (GAAP)	$(491)	$(1,662)	$1,171
Add: gross additions to property, plant and equipment	(332)	(504)
Add: gross additions to internal-use software	(23)	(58)
Less: taxes related to business sales	—	(17)
GE Industrial free cash flows (Non-GAAP)	$(845)	$(2,207)	$1,362
Less: BioPharma CFOA	—	315
Less: BioPharma gross additions to property, plant and equipment	—	(17)
Less: BioPharma gross additions to internal-use software	—	(2)
GE Industrial FCF excluding BioPharma FCF (Non-GAAP)	$(845)	$(2,503)	$1,658

We believe investors may find it useful to compare GE's Industrial free cash flows* performance without the effects of cash used for taxes related to business sales. We believe this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows.

*Non-GAAP Financial Measure

2021 OPERATING FRAMEWORK: 2021 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2021 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in Baker Hughes, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2021 OPERATING FRAMEWORK: 2021 GE INDUSTRIAL FREE CASH FLOW (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for GE Industrial Free Cash flow* in 2021 without unreasonable effort due to the uncertainty of timing of deal taxes related to business sales.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; macroeconomic and market conditions and volatility; planned and potential business or asset dispositions, including our plan to combine our GE Capital Aviation Services (GECAS) business with AerCap; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; GE's and GE Capital's funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•the continuing severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic, of businesses' and governments' responses to the pandemic and of individual factors such as aviation passenger confidence on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains;
•the extent to which the COVID-19 pandemic and related impacts will continue to adversely impact our business operations, financial performance, results of operations, financial position, the prices of our securities and the achievement of our strategic objectives;
•our success in executing and completing asset dispositions or other transactions, including our plan to combine our GECAS business with AerCap and our plan to exit our equity ownership position in Baker Hughes, the timing of closing for such transactions, the ability to secure regulatory approvals and satisfy other closing conditions (as applicable), and the expected proceeds, consideration and benefits to GE;
•changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including interest rates, the value of securities and other financial assets (including our equity ownership position in Baker Hughes and the equity ownership position that we will hold in AerCap after completing our announced plan to combine GECAS with AerCap), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our financial position and businesses;
•our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the timing and amount of GE dividends, organic investments, and other priorities;
•further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;
•GE's liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, supplier, competitive, contractual and other dynamics and conditions;
•GE Capital's capital and liquidity needs, including in connection with GE Capital's run-off insurance operations and discontinued operations such as Bank BPH, the amount and timing of any required capital contributions and any strategic actions that we may pursue; the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets; the availability and cost of funding; and GE Capital's exposure to particular counterparties and markets, including through GECAS to the aviation sector and adverse impacts related to COVID-19;
•global economic trends, competition and geopolitical risks, including changes in the rates of investment or economic growth in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•market developments or customer actions that may affect levels of demand and the financial performance of the major industries and customers we serve, such as secular, cyclical and competitive pressures in our Power business, pricing and other pressures in the renewable energy market, levels of demand for air travel and other dynamics related to the COVID-19 pandemic, conditions in key geographic markets and other shifts in the competitive landscape for our products and services;
•operational execution by our businesses, including the operations and execution of our Power and Renewable Energy businesses, and the performance of our Aviation business;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation related to climate change, and the effects of tax law changes;
•our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom and other investigative and legal proceedings;
•the impact of actual or potential failures of our products or third-party products with which our products are integrated, and related reputational effects;
•the impact of potential information technology, cybersecurity or data security breaches at GE or third parties; and
•the other factors that are described in the "Risk Factors" section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and our Annual Report on Form 10-K for the year ended December 31, 2020, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

This release includes certain forward-looking projected financial information that is based on current estimates and forecasts, and actual results could differ materially. Refer also to the webcast of our investor conference later this morning for additional discussion of our outlook and uncertainties that could cause our future results to be different than our current expectations.

Our financial services business is operated by GE Capital Global Holdings, LLC (GECGH). In this document, we refer to GECGH and our financial services business as “GE Capital”. We refer to the industrial businesses of the Company as GE Industrial.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information

Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contacts:
Tara DiJulio, 202.213.6855
tara.dijulio@ge.com

Mathilde Milch, 347.267.6821
mathilde.milch@ge.com